                                                                        EX-99.12

                       Sutherland, Asbill & Brennan LLP
                        1275 Pennsylvania Avenue, N.W.
                            Washington, D.C. 20004


Tel: (202) 383-0100
Fax: (202) 637-3593


                               September 25, 1997



The Boards of Directors of
         Allied Capital Advisers, Inc.
         Allied Capital Corporation
         Allied Capital Corporation II
         Allied Capital Lending Corporation
         Allied Capital Commercial Corporation

c/o Allied Capital Advisers, Inc.
1666 K Street, N.W., 9th Floor
Washington, D.C.  20006-2803

Ladies and Gentlemen:

                 This letter responds to your request for our opinion concerning the principal United States federal income tax consequences to Allied Capital Advisers, Inc., Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Lending Corporation, and Allied Capital Commercial Corporation (the "Combining Corporations") from the transactions outlined below. In preparing this opinion, we have relied solely on, and have assumed the correctness of, (i) the facts set forth below, (ii) the representations made to us by the Combining Corporations, and (iii) our examination of certain agreements and other documents referenced herein.

                           Summary of Relevant Facts

I.       The Entities

         A.      Allied Capital Advisers, Inc.

                 Allied Capital Advisers, Inc. ("Advisers") was initially incorporated under the laws of the District of Columbia as "Allied Advisory, Inc." on May 20, 1964, was reincorporated as a Maryland corporation on September 12, 1990, and changed its name to "Allied Capital

September 25, 1997
Page 2



Advisers, Inc." on November 13, 1990. From May 20, 1964 until December 31, 1990, Advisers was a wholly owned subsidiary of Allied Capital Corporation, at which time Allied Capital Corporation distributed all the shares of Advisers to the shareholders of Allied Capital Corporation in a taxable transaction (i.e., not in a transaction qualifying under section 355).(1) As a result of that distribution, Advisers became and is presently a publicly held company, the shares of which are traded over-the-counter on the Nasdaq National Market. As of June 30, 1997, Advisers' stock was held by approximately 3,700 shareholders.

                 Advisers is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Advisers provides, pursuant to separate investment advisory agreements, investment advisory services to a number of corporations, limited liability companies, and limited partnerships. The investments of all of those entities consist largely of various forms of loans to, and equity investments in, small, privately owned businesses.

                 As of June 30, 1997, Advisers had approximately $848 million of total assets under its management. Its assets include all the issued and outstanding stock of Allied Capital Property Corporation ("Property"), a Maryland corporation that has been a wholly owned subsidiary of Advisers since Property's incorporation on July 22, 1994. Property's primary asset is improved real property located in northern Virginia. That real property, which has an adjusted basis for federal income tax purposes of $2.3 million, secures a purchase-money note (payable to Advisers') in the amount of $1.7 million.
The note is Property's only liability.





----------------------------------
     (1)Unless indicated otherwise, all section references are to the Internal Revenue Code of 1986, as amended (the "Code").

September 25, 1997
Page 3



                 Both Advisers and Property are "C" corporations within the meaning of section 1361(a)(2) that are not subject to the provisions of Subchapter M of the Code. They join in filing a consolidated income tax return for federal income tax purposes. Property is the sole subsidiary of Advisers, and there are no deferred gains or income from intercompany transactions within the Advisers consolidated group.

                 In early August 1997, the board of directors of Advisers, with respect to Advisers' role as employer to all of the officers and employees managing the Combining Corporations and in its role as investment adviser to the other Combining Corporations, met to consider specific issues related to the elimination and transition of several of the existing compensation plans in connection with the Mergers (as defined below). Specifically, Advisers' board reviewed the complexities involved in maintaining or merging the existing stock option plans of each of the Combining Corporations and determined to recommend to the respective boards of the Combining Corporations to terminate their respective incentive stock option plans at the time of the Mergers, so that ACC (as defined below) would be able to develop its own new stock option plan and allow its board of directors to determine stock option awards for officers and directors as it deemed appropriate.

                 To effect the foregoing approach, Advisers' board also determined that two separate formula bonuses would be required to compensate employees for options that would be canceled when the plans were terminated, and to balance stock option awards among Advisers' employees to account for the deviations caused by the existence of five plans supported by five different publicly traded stocks. Advisers' board determined that a bonus (the "Cut-Off Award")

September 25, 1997
Page 4



would be determined for each employee with unvested options in an amount equal to the product of (A) the difference between the stock price at the announcement date of the Mergers and the exercise price of the options multiplied by (B) the number of options. The Cut-off Award will vest with respect to each employee over the same period of time during which their options would have vested. The Cut-off Award was designed to limit the appreciated value in unvested options at the announcement date of the Mergers, in order to set the foundation to balance option awards upon the Mergers.

                 Advisers' board then determined a separate cash award formula to balance the option awards and to compensate employees for any increase in the value of the potential merged entity from the announcement date of the Mergers (i.e., August 14, 1997) through the expected closing date of the Mergers. This award (the "Contingent Award") is contingent upon the closing of the Mergers and was designed to compensate employees during a time when their unvested options would cease to appreciate in value, but they would not yet be able to receive options in ACC. The Contingent Award will be equal to 6 percent, in the aggregate, of the increase in the combined market capitalizations of the Combining Corporation from August 14, 1997 until one day before the closing of the Mergers. The Contingent Award will be awarded to individual employees at the discretion of Advisers' compensation committee and will vest over three years in equal installments.

                 In early August 1997, the respective compensation committees of the Combining Corporations met in a joint session to consider the termination of the stock option plans and the availability of approving the Cut-off Award and the Contingent Award. At that meeting, the

September 25, 1997
Page 5



committee members discussed the rationale for the approach suggested by Advisers' board and concurred that they would recommend to their respective boards the termination of the option plans contingent upon the closing of the Mergers. The committee members also agreed that Advisers should proceed with the Cut-off Award and the Contingent Award in order to keep employees' long-term incentive compensation in place and balance any inequities among the various former plans.

         B.      The Allied I Companies

                 1.       Allied Capital Corporation

                 Allied Capital Corporation ("Allied I") was incorporated under the laws of the District of Columbia on October 3, 1958 and became a publicly held company in January 1960. At all times during its existence, Allied I has elected to be treated and has qualified as a regulated investment company within the meaning of section 851(a) (a "RIC").

                 Directly and indirectly through its subsidiaries, Allied I seeks to achieve both long-term growth in the value of its net assets and current income by providing debt, mezzanine, and equity financing (in private transactions) for small, privately owned growth companies and for management-led buyouts of such companies. Typically, Allied I's investments are in the form of debt securities that carry a relatively high fixed rate of interest that may be combined with equity features such as conversion privileges or warrants to subscribe for shares of common stock of the issuer. Allied I also makes available significant managerial assistance to the companies in which it owns interests (so-called "portfolio companies").

September 25, 1997
Page 6



                 As of June 30, 1997, Allied I had consolidated total assets valued at approximately $169 million, including consolidated total investments in portfolio companies of approximately $125 million. Allied I has made quarterly and year-end extra distributions without interruption since 1964. Allied I maintains a dividend reinvestment plan (a "DRIP"), under which reinvested amounts are properly included in income by Allied I's shareholders and deducted by Allied I.(2) Allied I's shares are traded over-the-counter on the Nasdaq National Market, and, as of June 30, 1997, Allied I's stock was held by approximately 7,800 shareholders.

                 2.       Allied Investment Corporation

                 Although dormant until April 1, 1977, Allied Investment Corporation ("Investment I") was incorporated under the laws of the District of Columbia on September 10, 1976. It was reincorporated as a Maryland corporation in 1990. Investment I was capitalized in an exchange that qualified under section 351 in which Allied I transferred a portion of its investment portfolio and its license from the U.S. Small Business Administration (the "SBA") to Investment I in exchange for all of the stock of Investment I. At all times during its existence, Investment I has been a wholly owned subsidiary of Allied I and has elected to be treated and has qualified as a RIC. Investment I is licensed as a small business investment company (an "SBIC") by the SBA.

                 Investment I seeks to achieve both long-term growth in the value of its net assets and current income by providing debt, mezzanine, and equity financing for small, privately owned growth companies and for management-led buyouts of such companies. Its investments





----------------------------------

     (2)See Rev. Rul. 72-410, 1972-2 C.B. 412; Rev. Rul. 65-89, 1965-1 C.B. 265.
For purpose of this opinion, all references to a corporation's DRIP assume that reinvested amounts are properly deductible by the corporation and properly included in income by its shareholders.

September 25, 1997
Page 7



are similar to those of Allied I, and it routinely invests with Allied I, Allied Capital Financial Corporation (described below), and Allied II (described below) and its subsidiaries, in portfolio companies.

                 As of June 30, 1997, Investment I had total assets valued at approximately $79 million, including total investments in portfolio companies of approximately $61 million.

                 All the officers and directors of Investment I are officers and directors of Allied I.

                 3.       Allied Capital Financial Corporation

                 Allied Capital Financial Corporation ("Financial I") was incorporated under the laws of the District of Columbia as "Allied Financial Corporation" on January 11, 1983, was reincorporated as a Maryland corporation in 1990, and changed its name to "Allied Financial Services Corporation" in 1990 and to "Allied Capital Financial Corporation" in 1994. Allied I owns all of the common stock of Financial I. The SBA owns certain nonvoting redeemable and nonredeemable cumulative preferred stock issued by Financial I.

                 At all times during its existence, Financial I has elected to be treated and has qualified as a RIC. It is licensed as a specialized small business investment company (an "SSBIC") by the SBA.

                 Financial I seeks to achieve current income and capital gains by making medium- to long-term loans to, and investments in, small, privately owned businesses that are each at least 50-percent owned, controlled, or managed by a socially or economically disadvantaged person, as defined by the SBA. Financial I's investments are similar in form to those of Allied I and Investment I, and it routinely invests with them in portfolio companies.

September 25, 1997
Page 8



                 As of June 30, 1997, Financial I had total assets valued at approximately $41 million, including total investments in portfolio companies of approximately $18 million.

                 All the officers and directors of Financial I are officers and directors of Allied I.

                 4.       Allied Development Corporation

                 Allied Development Corporation ("Development"), a wholly owned subsidiary of Allied I, was incorporated under the laws of the District of Columbia on July 3, 1980. Development is eligible to participate in the Business and Industry Loan Program administered by the Rural Business and Cooperative Development Service of the U.S. Department of Agriculture. Development has elected to be treated and has qualified as a RIC for each year it has been in existence.

                 Development has been inactive for at least 10 years, and its only substantial asset is an account receivable from Allied I, which receivable does not bear interest, is not evidenced by a note, constitutes a "receivable" within the meaning of section 851(b)(4)(A)(i), and does not constitute a "securit[y]" within the meaning of section 851(b)(4)(B). All of Development's officers and directors are officers and directors of Allied I.

         C.      The Allied II Companies

                 1.       Allied Capital Corporation II

                 Allied Capital Corporation II ("Allied II") was incorporated under the laws of the District of Columbia on March 8, 1989 and, later in 1989, was reincorporated as a Maryland corporation. Simultaneously with its reincorporation in Maryland, Allied II formed Allied Investment Corporation II and Allied Financial Corporation II (both described below) by

September 25, 1997
Page 9



contributing a portion of its assets to those corporations in exchange for all of their stock in transactions that qualified under section 351. Allied II has been publicly held since 1989 and has elected to be treated and has qualified as a RIC for its entire existence.

                 Allied II is a non-diversified closed-end management investment company that seeks to achieve both long-term growth in the value of its net assets and current income by providing, directly and through its subsidiaries, debt, mezzanine, and equity financing (in private transactions) for small, privately owned growth companies and for management-led buyouts of such companies. Typically, its investments are in the form of debt securities that carry a relatively high fixed rate of interest that may be combined with equity features such as conversion privileges or warrants to subscribe for shares of common stock of the issuer. Allied II also invests in non-convertible debt securities, non-convertible or convertible preferred stock, and common stock. In addition, Allied II makes available significant managerial assistance to the issuers of such securities and routinely invests with Allied I and its subsidiaries in portfolio companies.

                 Allied II has made quarterly and year-end extra distributions without interruption since 1989. Allied II maintains a DRIP, under which reinvested amounts are properly included in income by Allied II's shareholders and deducted by Allied II. As of June 30, 1997, Allied II had consolidated total assets valued at approximately $108 million, including total consolidated investments in portfolio companies of approximately $76 million. Allied II's shares are traded over the counter on the Nasdaq National Market, and, as of June 30, 1997, Allied II's stock was held by approximately 11,000 shareholders.

September 25, 1997
Page 10



                 2.       Allied Investment Corporation II

                 Allied Investment Corporation II ("Investment II"), a wholly owned subsidiary of Allied II, was incorporated under the laws of the State of Delaware on November 21, 1989 and was reincorporated as a Maryland corporation on December 3, 1990. Investment II is licensed as an SBIC by the SBA and at all times since its formation has elected to be treated and has qualified as a RIC.

                 Investment II seeks to achieve both long-term growth in the value of its net assets and current income by providing debt, mezzanine, and equity financing for small, privately owned growth companies and for management-led buyouts of such companies. Investment II routinely invests with Allied II and has also invested with Financial II in portfolio companies.

                 As of June 30, 1997, Investment II had total assets valued at approximately $33 million, including total investments in portfolio companies of approximately $29 million.

                 All the officers and directors of Investment II are officers and directors of Allied II.

                 3.       Allied Financial Corporation II

                 Allied Financial Corporation II ("Financial II"), a wholly owned subsidiary of Allied II, was incorporated under the laws of the State of Maryland on June 22, 1990 and is licensed to operate as an SSBIC by the SBA. At all times since its formation, Financial II has elected to be treated and has qualified as a RIC.

                 Financial II seeks to achieve current income and capital gains by making medium- to long-term loans to and investments in small, privately owned businesses that are

September 25, 1997
Page 11



each at least 50-percent owned, controlled, or managed by a socially or economically disadvantaged person, as defined by the SBA. Financial II has invested with Allied II and Investment II in portfolio companies.

                 As of June 30, 1997, Financial II had total assets valued at approximately $2.7 million, including total investments in portfolio companies of approximately $500,000.

                 All the officers and directors of Financial II are officers and directors of Allied II.

         D.      The Allied Lending Companies

                 1.       Allied Capital Lending Corporation

                 Allied Capital Lending Corporation ("ACC") was incorporated under the laws of the District of Columbia on September 10, 1976 as "Allied Lending Corporation," was reincorporated as a Maryland corporation on September 27, 1990, and changed its name to "Allied Capital Lending
Corporation" on September 15, 1993.(3)   Until November 23, 1993, ACC was a
wholly owned subsidiary of Allied I, at which time Allied I sold a portion of its shares in ACC to the public. On January 6, 1995, Allied I distributed a portion of its remaining shares in ACC to Allied I's shareholders. Allied I continues to own approximately 16.5 percent of the shares of ACC. At all times since its formation, ACC has elected to be treated and has qualified as a RIC.

                 ACC makes medium- to long-term loans to small, privately owned businesses. Those loans generally are secured by a mortgage or other lien on assets of the borrower and its





----------------------------------
     (3)In connection with the Mergers, Allied Capital Lending Corporation will change its name to Allied Capital Corporation. For purposes of this opinion letter, we will refer to Allied Capital Lending Corporation both before and after the Mergers as ACC.

September 25, 1997
Page 12



principals and are partially guaranteed by the SBA, which guarantee is backed by the full faith and credit of the United States. ACC generally sells, without recourse, the guaranteed portion of its loans, realizes substantial short-term capital gains upon such sales, and continues to receive servicing fee income on the guaranteed portion of the sold loans. In addition, it receives interest income on the unsold, unguaranteed portion of the loans.

                 As of June 30, 1997, ACC had total consolidated assets valued at approximately $67 million, including total outstanding loans of approximately $56 million.

                 ACC's shares are traded over-the-counter on the Nasdaq National Market. As of June 30, 1997, ACC's stock was held by approximately
8,600 shareholders, including Allied I.   Due to certain nontax regulatory
reasons, Allied I has agreed to vote its shares of ACC in the same proportion as the shares held by ACC's other shareholders are voted. It also has agreed to divest itself of all its remaining shares in ACC not later than December 31, 1998. As is discussed below, shortly before the Mergers, Allied I will distribute as a special dividend to its shareholders its remaining ACC shares.

                 ACC maintains a DRIP, under which reinvested amounts are properly included in income by ACC's shareholders and deducted by ACC.

                 2. Allied Capital SBLC Corporation and Allied Capital Credit Corporation

                 To afford ACC the flexibility to make investments other than those expressly sponsored by the SBA, ACC recently reorganized its operations. On January 1, 1997, ACC transferred a portion of its assets to Allied Capital SBLC Corporation ("SBLC"), a Maryland

September 25, 1997
Page 13



corporation incorporated on March 29, 1996,(4) in exchange for all of SBLC's stock in a transaction that qualified under section 351. For 1997, SBLC will elect to be treated and will qualify as a RIC.

                 In addition, on March 29, 1996, ACC incorporated Allied Capital Credit Corporation ("Credit"), a Maryland corporation, but Credit only has assets of approximately $10,000, and liabilities of approximately $9,000 (a payable to ACC), and has been dormant since its formation.

         E.      The Commercial Companies

                 1.       Allied Capital Commercial Corporation

                 Allied Capital Commercial Corporation ("Commercial") was incorporated under the laws of the State of Maryland on May 7, 1992 and has been publicly held since July 1992. Commercial has qualified as a real estate investment trust (a "REIT") pursuant to section 856(a) for its entire existence.

                 Commercial was established to invest primarily in first-lien commercial mortgage loans that either have been purchased from unrelated third parties or originated directly with the borrowers. Each mortgage loan is secured by commercial real property. In addition, Commercial has jointly invested in commercial real estate loans with another REIT, Business Mortgage Investors, Inc. ("BMI"), a privately held Maryland corporation unrelated to Commercial and the other Combining Corporations (although it is co-managed by Advisers). Commercial and BMI have entered into various financial arrangements with third parties to





----------------------------------
     (4)SBLC remained dormant until January 1, 1997.

September 25, 1997
Page 14



finance the joint origination and purchase or origination of commercial mortgage loans, and Commercial has advanced funds to BMI to facilitate BMI's joint purchase of commercial mortgage loans with Commercial. These advances have been recorded as receivables on Commercial's books and constitute debt for federal income tax purposes.

                 Commercial owns all of the stock of ALCC Holdings Inc., a Maryland corporation incorporated on August 15, 1994 ("ALCC Holdings"), and ALCC Equity Corporation, a Maryland corporation incorporated on May 23, 1997 ("ALCC Equity"). Both ALCC Holdings and ALCC Equity are qualified REIT subsidiaries within the meaning of section 856(i); each owns title to certain real property, but neither conducts an active trade or business.

                 As of June 30, 1997, Commercial had total consolidated assets valued at approximately $453 million, including outstanding mortgage loans of approximately $446 million. Its shares are traded over-the-counter on the Nasdaq National Market. As of June 30, 1997, Commercial's stock was held by approximately 18,300 shareholders.

                 Commercial maintains a DRIP, under which reinvested amounts are properly included in income by Commercial's shareholders and deducted by Commercial.

                 As of the date of the Mergers, it is anticipated that there will be an aggregate of approximately $5 million or less of market discount (within the meaning of section 1278(a)(2)) that will have been accrued but not recognized with respect to the loans held by Commercial.

September 25, 1997
Page 15



                 2.       ALCC Acceptance Corporation and Allied Capital
Funding, LLC

                 ALCC Acceptance Corporation ("ALCC Acceptance"), a wholly owned limited purpose finance subsidiary of Commercial, was incorporated under the laws of the State of Maryland on August 25, 1995 and is a qualified REIT subsidiary within the meaning of section 856(i). ALCC Acceptance was incorporated primarily to satisfy the request of investment bankers and rating agencies that Commercial's interest in Allied Capital Funding, LLC ("Funding I") be held through a special-purpose, bankruptcy-remote, state-law corporation. In that connection, ALCC Acceptance is prohibited by its articles of incorporation from engaging in activities other than those related or similar to that purpose.

                 Funding I is a Delaware limited liability company formed on August 30, 1995 that is classified as a partnership for federal income tax purposes. It is a limited purpose finance company that is the issuer of a single issue of 6.92 percent Series 1995 C-1 Commercial Mortgage Collateralized Bonds due February 25, 2003, with an aggregate original principal amount of approximately $99 million. The bonds are collateralized by a pool of commercial mortgage loans originated or acquired by Commercial and BMI and subsequently contributed to Funding I(5) in transactions that qualified under section 721.

                 As of the date of this opinion, ALCC Acceptance owned approximately 82 percent, and BMI owned approximately 18 percent, of the capital and profits interests (within the meaning of section 708(b)(1)(B)) of Funding I.





----------------------------------
     (5)In the case of Commercial, such loans were contributed through ALCC
Acceptance.   In the case of BMI, such loans were contributed through a
subsidiary of BMI.

September 25, 1997
Page 16



                 As of June 30, 1997, ALCC Acceptance had net assets of approximately $24 million, substantially all of which consisted of its membership interest in Funding I.

         F.      Allied Capital Mortgage LLC

                 Allied Capital Mortgage LLC ("Allied Mortgage") was organized under the laws the State of Delaware on August 15, 1996 as a limited liability company and is classified as a partnership for federal income tax purposes.
It invests in small businesses primarily by purchasing nonperforming loans secured by real estate, although it may make other investments with respect to small businesses. Many of the loans involve first mortgages (or deeds of trust) on real estate, as well as first liens on the operating assets of small businesses. The assets of Allied Mortgage are managed by Advisers pursuant to an investment advisory agreement.

                 As of the date of this opinion, Commercial owned approximately 79 percent, BMI owned approximately 14 percent, and unrelated parties owned approximately 7 percent, of the capital and profits interests (within the meaning of section 708(b)(1)(B)) of Allied Mortgage.

         G.      Allied REIT

                 Before the date of the Mergers, Allied REIT, Inc. ("Allied REIT") will be incorporated under the laws of the State of Maryland. Allied REIT will elect to be taxed as a REIT beginning with its 1997 taxable year. Allied REIT will be formed to acquire market discount loans and to facilitate the securitization of both those mortgage loans and loans acquired from ACC (including certain loans acquired by ACC from Commercial in the Mergers).

                 Allied REIT will have both common and preferred stock outstanding. The preferred stock will be issued for $1,000 per share (its per share liquidation preference), will be

September 25, 1997
Page 17



nonvoting, and will pay cumulative dividends at the rate of 8 percent per annum. Allied REIT will have the right to redeem such preferred stock 20 years and 5 days after its issuance for an amount equal to the liquidation preference plus any accrued but unpaid dividends. ACC will own all of the common stock and 500 shares of the preferred stock of Allied REIT, in exchange for which ACC will contribute the Transferred Assets (defined below) to Allied REIT. One hundred and twenty-five other persons (the "Other Shareholders") will own 125 shares (one share per person) of the preferred stock of Allied REIT, in exchange for which they will contribute an aggregate of $125,000 in cash.

                 In addition to providing that no person other than ACC (or its successor) may hold more than one share of the preferred stock of Allied REIT, the articles of incorporation of Allied REIT will also contain customary language designed to ensure that Allied REIT satisfies the stock ownership rules of sections 856(a)(5) and (6), but all of Allied REIT's stock will otherwise be freely transferable, subject to the provisions of federal and state securities laws.

II.      The Transactions

                 The Board of Directors of each of Advisers, Allied I, Allied II, and Commercial (collectively, the "Merging Corporations") and ACC has determined that there are substantial business reasons for combining the operations of the Combining Corporations. These reasons include the following:

                 - ACC will have greater borrowing capacity at lower cost than any of the Combining Corporations separately.

                 - ACC will have the ability to undertake larger and more varied transactions than any of the Combining Corporations separately. This will have many benefits, including (i) making it easier to comply with the asset

September 25, 1997
Page 18



                          diversification requirements of section 851(b)(4), and (ii) enabling ACC to invest funds more quickly and to seek larger, stronger investment candidates than any of the Combining Corporations separately.

                 - ACC will be able to offer a variety of financing options to a single borrower, such as senior debt, subordinated debt, or equity financing, and will be able to finance and refinance a single borrower as the borrower grows and matures.

                 - The Mergers will eliminate the confusion caused by the multiple public "Allied Capital" entities. Currently, the Combining Corporations have similar names and trading symbols(6) and, other than Advisers, have similar investment objectives (i.e., private investment in growing businesses). The result is investor confusion, both as to which Allied Capital entity is the best investment opportunity for a particular investor and as to the identity of the actual Allied Capital entity in which an investor has invested. A single, consolidated corporation will eliminate this confusion and should provide for improved investor relations, shareholder communications, and media coverage.

                 - The Mergers will also result in substantial cost savings by eliminating the overhead imposed by maintaining five separate public entities.

                 - As an employer, ACC will be positioned to provide a more attractive career path to attract and retain high quality professionals and to offer a more simplified compensation structure than any of the Combining Corporations separately.

                 - Unlike the Merging Corporations (other than Advisers), ACC will be internally managed. Internal management, which is common among specialty finance organizations and other similar organizations, eliminates





----------------------------------
     (6)Currently, the stock market trading symbols for the various Allied Capital entities are:

             Company                    Trading Symbol
             -------                    --------------
             Allied I                        ALLC
             Allied II                       ALII
             ACC                             ALCL
             Commercial                      ALCC
             Advisers                        ALLA

September 25, 1997
Page 19



                          the perceived conflict between the interests of an external investment adviser and the interests of the adviser's client.

                 For these and other reasons, the Board of Directors of each of the Combining Corporations has determined it to be in the best interests of that corporation and its shareholders to combine with the other Combining Corporations. Consequently, each of the Merging Corporations will merge under Maryland law with and into ACC, with ACC surviving the merger. Each of those mergers (the "Mergers") will take place pursuant to a single integrated "Agreement and Plan of Merger," dated as of August 14, 1997 (the "Merger Agreement"). In connection with the Mergers, various subsidiaries of the Combining Corporations will be merged into their respective parent corporations, merged into limited liability companies, or merged into existing subsidiaries of one or more of the Combining Corporations. Pursuant to this plan, the following transactions (the "Transactions") will occur in the following order:

         1. Before the Mergers, Allied REIT will be formed. The Other Shareholders will contribute an aggregate of $125,000 cash to Allied REIT in exchange for a total of 125 shares of preferred stock of Allied REIT, and ACC will agree to contribute, after the Mergers, assets (consisting primarily of certain loans, including market discount bonds, that ACC will receive from Commercial in the Mergers) with a combined net value of approximately $90 million, but in no event less than $12,625,000 (the "Transferred Assets") in exchange for all of the common and at least 500 shares of the preferred stock of Allied REIT.(7)





----------------------------------

     (7)The Transferred Assets will represent a substantial percentage, but not all, of the assets

                                                                  (continued...)

September 25, 1997
Page 20



         2. In December 1997, Allied I will declare a dividend consisting of all its ACC stock; such dividend will be paid before December 31, 1997.

         3. On or before December 31, 1997, ALCC Holdings and ALCC Equity will each merge under state law into Allied H/E LLC, a Delaware limited liability company that will be wholly owned by Commercial and will be disregarded for federal income tax purposes.

         4. On or before December 31, 1997, ALCC Acceptance will merge under state law into ALCC Acceptance LLC, a Delaware limited liability company that will be wholly owned by Commercial and will be disregarded for federal income tax purposes.

         5. On or before December 31, 1997, pursuant to separate articles of merger (each, a "SubMerger Agreement"), Credit and Development (the "SubMerging Corporations") will merge into their parent corporations, ACC and Allied I, respectively (the "SubMerging Parents"), with each SubMerging Parent surviving such mergers (the "SubMergers").

         6. On or before December 31, 1997, Property will merge into Allied Property LLC, a Delaware limited liability company that will be wholly owned by Advisers and will be disregarded for federal income tax purposes (the "Property Merger").



---------------------

      (7)(...continued)
received by ACC from Commercial in the Merger.

September 25, 1997
Page 21



         7. In October, November, or December 1997, each of the Combining Corporations other than Advisers will declare to its shareholders of record as of a specified date prior to December 30, 1997 a dividend in an amount sufficient to reduce its respective 1997 income and excise tax liabilities to zero.
                 That dividend will be paid by the declaring corporation not later than December 30, 1997.

         8. On or before December 31, 1997, ACC will declare to its shareholders of record as of the close of business on December 31, 1997 (i.e., following the Mergers) a dividend in an amount equal to all of its remaining current and accumulated earnings and profits ("e&p"), including any e&p to which it will succeed in the Mergers. ACC will pay such dividend not later than January 31, 1998. That dividend will be paid to a transfer agent as paying agent and as nominee for the shareholders.
                 The transfer agent will hold the dividend in a nominee account on a per shareholder basis and will issue to each individual shareholder a Form 1099-DIV indicating the amount of taxable dividend each shareholder has constructively received. As each shareholder of each of the Merging Corporations surrenders his or her old certificates in exchange for confirmation of ownership of new shares of ACC issued in the Merger, the transfer agent will release to that shareholder his or her portion of the dividend.(8) Any portion of the dividend not released to a shareholder of the Merging Corporations will escheat to the State of Maryland after the applicable statutory period expires.





----------------------------------
     (8) The transfer agent will automatically release the portion of the dividend attributable to the historic shareholders of ACC.

September 25, 1997
Page 22



         9. On December 31, 1997, each of the Merging Corporations will merge into ACC pursuant to the provisions of the Merger Agreement, with ACC surviving. Shareholders of the Merging Corporations will receive solely voting common stock of ACC. There will be no dissenters rights or cash paid in lieu of fractional shares.

         10. Following the Mergers, Financial II will merge into Financial I, with Financial I surviving (the "Financial Merger"). No stock of Financial I will be issued in the merger, and only nominal (i.e., not more than 5 cents) cash consideration will be paid.(9)

         11. Following the Mergers, Investment II will merge into Investment I, with Investment I surviving (the "Investment Merger"). No stock of Investment I will be issued in the merger, and only nominal (i.e., not more than 5 cents) cash consideration will be paid.(10)

         12. In January 1998, ACC will contribute the Transferred Assets to Allied REIT in satisfaction of ACC's obligation to make such contribution. (See Step 1 above.)

                 After the Transactions have been completed, ACC will continue to conduct the business ACC conducted before the Transactions and will also conduct the businesses previously conducted by each of the Merging Corporations.





----------------------------------
     (9)The nominal cash consideration will be paid solely to comply with the provisions of Maryland corporate law that require some consideration to be exchanged in a merger.

     (10)See note 9, above.

September 25, 1997
Page 23



                                    Opinions

                 Based on (i) the facts contained herein, (ii) the representations made to us by the parties to the Transactions, (iii) our examination of certain agreements and other documents referenced herein, and
(iv) the analysis set forth herein, in our opinion, for U.S. federal income tax purposes:

         Allied REIT

         1. The transfer of the Transferred Assets and the cash by the Transferors to Allied REIT should qualify under section 351 as a tax-free transfer of assets by the Transferors in exchange for shares of Allied REIT.
Section 351(a).

         2. No gain or loss should be recognized by the Transferors upon the transfer of the Transferred Assets and the cash in exchange for shares of Allied REIT, except to the extent ACC is required to recognize any market discount (within the meaning of section 1278(a)(2)) accrued but unrecognized as of the date of the exchange. Sections 351(a) and 1276(d).

         3. No gain or loss should be recognized by Allied REIT upon its receipt of the Transferred Assets and the cash from the Transferors in exchange for shares of Allied REIT. Section 1032(a).

         4. The basis of the shares of Allied REIT in the hands of ACC should equal the basis of the Transferred Assets in the hands of ACC immediately prior to the transfer, reduced by the amount of any liabilities of ACC assumed by Allied REIT in such exchange, and increased by the amount of any gain recognized by ACC in such exchange. Sections 358(a) and (d).

September 25, 1997
Page 24



         5. The basis of the shares of Allied REIT in the hands of the Other Shareholders should equal the amount of money contributed by them in exchange therefor. Section 358(a).

         6. The basis of each of the Transferred Assets in the hands of Allied REIT should equal the basis of such asset in the hands of ACC immediately prior to the transfer, increased by the amount of gain recognized by ACC in the transfer. Section 362(a)(1).

         7. The holding period of each of the Transferred Assets in the hands of Allied REIT should include the period during which such asset was held by ACC immediately prior to the transfer, provided that such asset was a capital asset to ACC. Section 1223(1).

         8.      Allied REIT should qualify as a REIT upon its formation.
Section 856(a).

         Mergers of ALCC Holdings and ALCC Equity into Allied H/E LLC

         9. The mergers of ALCC Holdings and ALCC Equity into ALCC H/E LLC should not be treated as events for federal income tax purposes and should not result in any federal income tax consequences.

         Merger of ALCC Acceptance into ALCC Acceptance LLC

         10. The merger of ALCC Acceptance into ALCC Acceptance LLC should not be treated as an event for federal income tax purposes and should not result in any federal income tax consequences.

         The SubMergers

         11. For federal income tax purposes, the SubMergers will be treated as complete liquidations within the meaning of section 332(a). Treas. Reg. Section 1.332-2(d).

September 25, 1997
Page 25



         12. Neither SubMerging Corporation will recognize gain or loss upon the distribution of its assets to, and the assumption of all its liabilities by, its respective SubMerging Parent. Section 337(a).

         13. Neither SubMerging Parent will recognize gain or loss on receipt of its SubMerging Corporation's assets in its SubMerger, provided all the requirements of section 332(b) are met. Section 332(a).

         14. The basis of the assets received by each SubMerging Parent will be, in each instance, the same as the basis of those assets in the hands of the respective SubMerging Corporation. Section 334(b).

         15. The holding period of each asset received by each SubMerging Parent will include, in each instance, the period during which that asset was held by the respective SubMerging Corporation immediately prior to its SubMerger. Section 1223(2).

         16. Each SubMerging Parent will succeed to and take into account the items of its SubMerging Corporation described in section 381(c). Section 381(a); Treas. Reg. Section 1.381(a)-1. Such items will be taken into account by each SubMerging Parent subject to the conditions and limitations specified in sections 381 through 384 and the regulations thereunder.

         The Property Merger

         17. For federal income tax purposes, the Property Merger should be treated as a complete liquidation within the meaning of section 332(a). Treas. Reg. Section 1.332-2(d).

         18. Property should not recognize gain or loss upon the distribution of its assets to, and the assumption of all its liabilities by, Advisers. Section 337(a).

September 25, 1997
Page 26



         19. Advisers should not recognize gain or loss on receipt of Property's assets in the Property Merger, provided all the requirements of section 332(b) are met.  Section 332(a).

         20. The basis of each of the assets received by Advisers should be the same as the basis of such asset in the hands of Property. Section 334(b).

         21. The holding period of each of the assets received by Advisers should include the holding period during which such asset was held by Property immediately prior to the Property Merger. Section 1223(2).

         22. Advisers should succeed to and take into account the items of Property described in section 381(c). Section 381(a); Treas. Reg. Section 1.381(a)-1. Such items should be taken into account by Advisers subject to the conditions and limitations specified in sections 381 through 384 and the regulations thereunder.

         Mergers

         23. Each of the Mergers will constitute a reorganization within the meaning of section 368(a)(1)(A), and each respective Merging Corporation and ACC will be "a party to a reorganization" within the meaning of section 368(b).

         24. Subject to opinion 32 below, no gain or loss will be recognized by any of the Merging Corporations on the transfer of its assets to ACC in a Merger solely for ACC voting stock. Section 361(a). In addition, no gain or loss will be recognized by any of the Merging Corporations on the distribution to its shareholders of the ACC stock received pursuant to the Merger Agreement. Section 361(c).

September 25, 1997
Page 27



         25. No gain or loss will be recognized by ACC upon the receipt of the assets of the Merging Corporations in the Mergers solely in exchange for ACC voting stock, as described above. Section 1032(a).

         26. No gain or loss will be recognized by the shareholders of the Merging Corporation upon their receipt of ACC voting stock in exchange for their stock in the Merging Corporations. Section 354(a).

         27. The basis of each of the assets of the Merging Corporations acquired by ACC will be the same as the basis of such asset in the hands of the transferring Merging Corporation immediately prior to the Mergers. Section 362(b).

         28. The basis of the ACC stock (including any fractional share interests) received by each of the Merging Corporations' shareholders will be the same as the basis of the Merging Corporation stock surrendered in exchange therefor. Section 358(a)(1).

         29. The holding period of each of the assets of each Merging Corporation in the hands of ACC will include the period during which such asset was held by the transferring Merging Corporation immediately prior to the transaction. Section 1223(2).

         30. The holding period of the ACC stock (including any fractional share interests) received by each of the shareholders of the Merging Corporations will include the period during which the shares of the Merging Corporation stock surrendered in exchange therefor were held, provided that the Merging Corporation stock so surrendered was held as a capital asset on the date of the exchange. Section 1223(1).

September 25, 1997
Page 28



         31. ACC will succeed to and take into account the items of the Merging Corporations described in section 381(c). Section 381(a); Treas. Reg.
Section 1.381(a)-1. Such items will be taken into account by ACC subject to the conditions and limitations specified in sections 381 through 384 and the regulations thereunder.

         32. Advisers should not be required to recognize the built-in gain inherent in its assets solely as a result of its Merger into ACC; instead, ACC should be subject to rules similar to the rules of section 1374 with respect to the assets received from Advisers in the Merger. Notice 88-19, 1988-1 C.B. 486.

         33. If ACC pays in January 1998 the dividend it declares in December equal to the current and accumulated e&p of ACC, including all e&p to which ACC will succeed in the Mergers (without regard to any deficits to which ACC will succeed in the Mergers), under the provisions of section 852(b)(7), the dividend should be treated as having been paid on December 31, 1997. As a result, ACC should not have any current or accumulated e&p as of the end of its 1997 taxable year, thereby satisfying the provisions of section 852(a)(2).
Section 312(a)(1).

         Financial Merger

         34. For federal income tax purposes, the Financial Merger should be treated as the transfer of all the assets and liabilities of Financial II to Financial I in constructive exchange for Financial I stock, followed by the liquidation of Financial II.

         35. As described in opinion 34, the deemed transfer by Financial II of all of its assets to Financial I in exchange for deemed Financial I stock and the assumption by Financial I of the liabilities of Financial II, followed by the distribution of the deemed Financial I stock to ACC in

September 25, 1997
Page 29



liquidation of Financial II should constitute a reorganization under section 368(a)(1)(D). Financial II and Financial I should each be "a party to a reorganization" within the meaning of section 368(b).

         36. Financial II should not recognize gain or loss on the transfer of its assets to Financial I in exchange for deemed Financial I stock and the assumption by Financial I of the liabilities of Financial II. Sections 361(a) and 357(a). Financial II should not recognize gain or loss upon the deemed distribution of Financial I stock. Section 361(c).

         37. Financial I should not recognize gain or loss upon the receipt of the assets from Financial II in exchange for deemed Financial I stock.
Section 1032(a).

         38. No gain or loss should be recognized by ACC upon receipt of the deemed Financial I stock in exchange for its Financial II stock. Section 354(a)(1).

         39. The basis of each of the assets of Financial II in the hands of Financial I should be the same as the basis of such asset in the hands of Financial II immediately before the Financial Merger. Section 362(b).

         40. ACC should increase its basis in its currently held shares of Financial I in an amount equal to its basis in Financial II immediately prior to the transfer. Section 358(a).

         41. The holding period of each of the assets of Financial II in the hands of Financial I should include the period during which such asset was held by Financial II. Section 1223(2).

         42. Financial I should succeed to and take into account the items of Financial II described in section 381(c). Section 381(a); Treas. Reg.
Section 1.381(a)-1.  Such items should be

September 25, 1997
Page 30



taken into account by Financial I subject to the conditions and limitations specified in sections 381 through 384 and the regulations thereunder.

         Investment Merger

         43. For federal income tax purposes, the Investment Merger should be treated as the transfer of all the assets and liabilities of Investment II to Investment I in constructive exchange for Investment I stock, followed by the liquidation of Investment II.

         44. As described in opinion 43, the deemed transfer by Investment II of all of its assets to Investment I in exchange for deemed Investment I stock and the assumption by Investment I of the liabilities of Investment II, followed by the distribution of the deemed Investment I stock to ACC in liquidation of Investment II should constitute a reorganization under section 368(a)(1)(D). Investment II and Investment I should each be "a party to a reorganization" within the meaning of section 368(b).

         45. Investment II should not recognize gain or loss on the transfer of its assets to Investment I in exchange for deemed Investment I stock and the assumption by Investment I of the liabilities of Investment II. Sections 361(a) and 357(a). Investment II should not recognize gain or loss upon the deemed distribution of Investment I stock. Section 361(c).

         46. Investment I should not recognize gain or loss upon the receipt of the assets from Investment II in exchange for deemed Investment I stock. Section 1032(a).

         47. No gain or loss should be recognized by ACC upon receipt of the deemed Investment I stock in exchange for its Investment II stock. Section 354(a)(1).

September 25, 1997
Page 31



         48. The basis of each of the assets of Investment II in the hands of Investment I should be the same as the basis of such asset in the hands of Investment II immediately before the Investment Merger. Section 362(b).

         49. ACC should increase its basis in its currently held shares of Investment I in an amount equal to its basis in Investment II immediately prior to the transfer. Section 358(a).

         50. The holding period of each of the assets of Investment II in the hands of Investment I should include the period during which such asset was held by Investment II. Section 1223(2).

         51. Investment I should succeed to and take into account the items of Investment II described in section 381(c). Section 381(a); Treas. Reg.
Section 1.381(a)-1. Such items should be taken into account by Investment I subject to the conditions and limitations specified in sections 381 through 384 and the regulations thereunder.

         Ongoing Qualification of ACC

         52. After the Mergers, ACC should continue to be eligible to be treated as a RIC.

                                   Discussion

I.       Formation and Qualification of Allied REIT

         A.      Section 351

                 1.       Generally

                 Section 351 provides in relevant part that no gain or loss will be recognized by one or more transferors if property is transferred by the transferors to a corporation solely in

September 25, 1997
Page 32



exchange for stock of such transferee corporation and if, immediately after the exchange, the transferors are in control of the transferee corporation within the meaning of section 368(c).(11)

                 In our opinion, the transfer of cash and the Transferred Assets in exchange for all of the common and preferred stock of Allied REIT should satisfy the requirements of section 351. First, the cash and Transferred Assets constitute "property" within the meaning of section 351. Second, the cash and the Transferred Assets will be exchanged for Allied REIT stock. Therefore, the requirement that the transfer of property be solely in exchange for stock of the transferee corporation will be satisfied.(12) Third, immediately after the transfer, ACC and the Other Shareholders (collectively, ACC and the Other Shareholders are the "Transferors") will own in the aggregate 100 percent of the outstanding stock of Allied REIT and, thus, will "control" Allied REIT for purposes of section 351.

                 2.       Section 351(e)(1)

                 In reaching our conclusion, we have considered the potential impact of the classification of Allied REIT as an "investment company" within the meaning of section 351(e)(1). For the reasons discussed below, we believe that section 351(e)(1) should not operate to disqualify the exchange with Allied REIT from tax-free treatment under section 351.





----------------------------------
     (11) Control for purposes of section 368(c) requires the ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

     (12) We note that new section 351(g), enacted as section 1014(a) of the Taxpayer Relief Act of 1997, Pub. L. 105-34, should not apply to treat the preferred stock as "boot" because Allied REIT's right to redeem the preferred stock will not be exercisable until 20 years and 5 days after the issuance of such stock. See section 351(g)(2)(B).

September 25, 1997
Page 33



                 Section 351(e)(1) provides that section 351 does not apply to a transfer to an investment company. Notwithstanding the seemingly broad sweep of section 351(e)(1), Treas. Reg. Section 1.351-1(c)(2) provides in pertinent part that a transfer will be considered to be a transfer to an investment company only if (i) the transferee is a REIT or another specified type of entity and (ii) the transfer results in diversification of the transferors' interests. As is discussed below, we understand that Allied REIT will elect to be treated as a REIT under section 856(a). Accordingly, section 351(e)(1) will apply to preclude application of section 351 only if the exchange results in the diversification of the Transferors' interests.

                 In this regard, Treas. Reg. Section 1.351-1(c)(5) provides a safe harbor from the application of section 351(e) that we believe should apply to the formation of Allied REIT. Specifically, Treas. Reg. Section 1.351-1(c)(5) provides in pertinent part that

                 [a] transfer ordinarily results in the diversification of the transferors' interests if two or more persons transfer nonidentical assets to a corporation in the exchange. For this purpose, if any transaction involves one or more transferors of nonidentical assets which, taken in the aggregate, constitute an insignificant portion of the total value of the assets transferred, such transfers shall be disregarded in determining whether diversification has occurred. If there is only one transferor (or two or more transferors of identical assets) to a newly organized corporation, the transfer will generally be treated as not resulting in diversification. . . .

For this purpose, 0.99 percent should be treated as constituting "an insignificant portion" of the assets transferred. See Treas. Reg. Section 1.351-1(c)(7) Example 1. In the formation of Allied REIT, the Other Shareholders will contribute $125,000 to Allied REIT in exchange for Allied REIT preferred stock. ACC will contribute the Transferred Assets, which will have a net value of approximately $60 million, but in no event less than $12,625,000. Because the cash contributed

September 25, 1997
Page 34



by the Other Shareholders to Allied REIT will not exceed 0.99 percent of the Transferred Assets,(13) the transfers of cash by the Other Shareholders should "be disregarded in determining whether diversification has occurred," Treas. Reg. Section 1.351-1(c)(5), and ACC should be treated as the only transferor. Accordingly, pursuant to Treas. Reg. Section 1.351-1(c)(5), section 351(e) should not apply to ACC's contribution of the Transferred Assets to Allied REIT in exchange for Allied REIT stock.(14)

                 3.       Market Discount

                 Section 1276(c) provides that accrued market discount is not recognized if a market discount bond is transferred in certain types of nonrecognition transactions. Section 1276(d), however, provides that, "[u]nder regulations prescribed by the Secretary," accrued





----------------------------------
     (13)    125,000       =    0.0099
          -----------
          12,625,000

     (14)We believe that, even if the Other Shareholders are not disregarded, a strong argument can be made that section 351(e) should not apply to the formation of Allied REIT. As was noted above, Treas. Reg. Section
1.351-1(c)(2) provides that section 351(e) will apply only if diversification occurs as a result of the exchange. We understand that the Transferred Assets will be "diversified" within the meaning of Treas. Reg. Section 1.351-1(c)(6) at the time of their transfer. In that event, no diversification should be treated as having occurred with respect to ACC, and section 351(e) therefore should be inapplicable to its contribution of the Transferred Assets to Allied REIT. See PLR 9328037 (Apr. 20, 1993) (section 721(b), the Subchapter K analog to section 351(e)(1), inapplicable where one group of transferors transferred diversified portfolio and another group transferred cash in excess of 5 percent of the value of the diversified portfolio); PLR 9328036 (Apr. 20, 1993) (same); PLR 9537013 (June 16, 1995) (section 351(e)(1) inapplicable where transferors transferred diversified portfolio even though transferee corporation undertook public offering at the time of the transfer); but see Treas. Reg. Section 1.351-1(c)(6)(i) (transfer will not result in diversification "if each transferor transfers a diversified portfolio of stocks and securities"). Although a private letter ruling may be relied upon only by the taxpayer to whom the ruling is addressed, the reasoning employed and conclusions reached by the IRS are often instructive in determining how the IRS would view similar or analogous situations.

September 25, 1997
Page 35



market discount must be recognized when a bond with accrued market discount is transferred in a section 351 transaction. Although no such regulations have been promulgated, the IRS could assert that, notwithstanding the absence of regulations under section 1276(d), section 1276(d) is "self-executing" and that accrued market discount must therefore be recognized when market discount bonds are contributed to a corporation in a section 351 transaction. Cf. Rev. Rul. 91-47, 1991-2 C.B. 16 (applying section 108(e)(4) in the absence of regulations). In connection with the formation of Allied REIT, ACC will contribute certain market discount bonds to Allied REIT. If the IRS were to succeed in an assertion of the application of section 1276(d) to the contribution, ACC would have to recognize the accrued but unrecognized market discount to the extent of the unrecognized gain inherent in each bond, but not in excess of the gain realized by ACC on the exchange.

                 4.       No Gain or Loss to Allied REIT

                 Section 1032(a) provides in relevant part that no gain or loss will be recognized by a corporation on its receipt of money or other property in exchange for stock of such corporation. Since the Transferred Assets and the cash are "property" for purposes of this provision, under section 1032 Allied REIT should not recognize gain or loss upon the issuance of its stock in exchange for the Transferred Assets and the cash.

                 5.       Ancillary Opinions

                 Our opinions numbered 4 through 7 are based on specific provisions of the Code, the application of which follows directly from the qualification of the transfers to Allied REIT under section 351.

September 25, 1997
Page 36



         B.      REIT Qualification

                 1.       General

                 To be treated as a qualified REIT for federal income tax purposes, Allied REIT must satisfy certain requirements relating to (i) its ownership structure and organization, (ii) its sources of gross income, (iii) the composition of its assets, and (iv) the amount of its distributions to its shareholders. In addition, Allied REIT must elect to be treated as a REIT.

                 2.       Structural and Organizational Requirements

                 Section 856(a) provides that a REIT must be a corporation, trust, or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares,
(iii) that, but for its election to be treated as a REIT, would be taxed as a domestic corporation, (iv) that is neither a financial institution nor an insurance company under the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) that is not closely held (within the meaning of section 856(h)). Based on the facts described above and representations made by ACC, we believe that Allied REIT should satisfy all of the above structural and organizational requirements following its formation.

                          a.      Management by Board

                 Section 856(a)(1) requires that a REIT be managed by a trustee or a board of directors. Because Allied REIT is a Maryland corporation that will be managed by a board of directors, it should satisfy this requirement.

September 25, 1997
Page 37



                          b.      Transferability

                 Section 856(a)(2) requires that the beneficial ownership of a REIT be represented by transferable shares. We believe that the shares of Allied REIT should satisfy this requirement.

                 In reaching this conclusion, we have considered the impact of the transfer restrictions applicable to the Allied REIT common stock and preferred stock and have concluded that such restrictions should not cause the common stock or the preferred stock to be nontransferable within the meaning of section 856(a)(2). Treas. Reg. Section 1.856-1(d)(2) provides that the provisions in a corporation's organizational documents "which permit the trustee or directors to redeem shares or to refuse to transfer shares in any case where the trustee or directors, in good faith, believe that a failure to redeem shares or that a transfer of shares would result in the loss of status as a real estate investment trust will not render the shares 'nontransferable.'" See PLR 9627017 (Apr. 5, 1996); PLR 9621032 (Feb. 26,
1996); PLR 9552047 (Sept. 29, 1995). We understand that the transfer restrictions to be placed on the Allied REIT common stock and preferred stock are designed to ensure that Allied REIT will continue to satisfy the technical requirements for qualification as a REIT. Therefore, we believe that such transfer restrictions should not cause Allied REIT to fail to qualify as a REIT.

                          c.      Taxation as a Domestic Corporation

                 Section 856(a)(3) requires that, to qualify as a REIT, the organization must be an entity that, but for its election to be treated as a REIT, would be taxed as a domestic corporation. Because Allied REIT will be a Maryland corporation, it would, but for its election to be treated

September 25, 1997
Page 38



as a REIT, be taxed as a domestic corporation, Treas. Reg. Section 301.7701-2(b)(1), and therefore should satisfy this requirement.

                          d.      Status as a Financial Institution or
Insurance Company

                 Section 856(a)(4) provides that a REIT may be neither a "financial institution" within the meaning of section 582(c)(2) nor an
"insurance company" to which sections 801-848 of the Code apply.   It has been
represented to us that Allied REIT will be neither a "financial institution" nor an "insurance company."

                          e.      100 Shareholders

                 Section 856(a)(5) requires a REIT to have at least 100 shareholders, determined without regard to any attribution rules. Treas. Reg. Section l.856-1(d)(2). Allied REIT will have 126 shareholders and should, therefore, satisfy this requirement.(15)

                 In reaching this conclusion, we have considered the fact that 125 of the shareholders will own only Allied REIT preferred stock. We are not aware of any authority that provides that preferred shareholders are not properly treated as shareholders for purposes of section 856(a)(5). To the contrary, the IRS has issued at least two private letter rulings approving of the issuance of relatively nominal amounts of stock to shareholders in circumstances that made it appear that the issuance of such stock was designed to ensure compliance with the provisions of section 856(a)(5). See PLR 8342016 (July 13, 1983) (preferred stock issued to 125 individuals); PLR 8840018 (July 7, 1988) (issuance of "nominal





----------------------------------
     (15)This conclusion should apply even if some of the shareholders are minors, so long as each of the minor shareholders has the requisite attributes of ownership in the stock of Allied REIT under relevant state law.

September 25, 1997
Page 39



amounts" of stock to satisfy 100 shareholder requirement); GCM 39756 (Sept. 21,
1988) (underlying PLR 8840018). In both letter rulings, the IRS held that the REIT at issue qualified as a REIT.

                          f.      Closely Held

                 To qualify as a REIT, Allied REIT must not be "closely held" within the meaning of section 856(h) after the first taxable year in which Allied REIT elects to qualify as a REIT. Section 856(a)(5). Under section 856(h), which incorporates by reference section 542(a)(2), an entity is closely held during a taxable year if at any time during the last half of the taxable year more than 50 percent in value of its outstanding stock is owned, directly or indirectly, by or for not more than five individuals.

                 All of Allied REIT's common stock and at least 80 percent of Allied REIT's preferred stock will be owned by ACC and initially will represent more than 99 percent of the value of all the stock of Allied REIT. This stock will be treated under the relevant attribution rules as ultimately owned by ACC's shareholders, which, assuming ACC's stock will be widely held after the Mergers, will result in only a de minimis amount of Allied REIT's stock being owned by any one shareholder through this chain of ownership. Similarly, the Other Shareholders, both individually and collectively, will own only a de minimis amount, by value, of Allied REIT's stock. In sum, by virtue of the attribution rules of section 544 and section 856(h), only a de minimis amount of Allied REIT's stock should be treated as owned by any single individual, and Allied REIT should therefore not be "closely held" within the meaning of section 856(a)(6).

September 25, 1997
Page 40



                          g.      Multiple Classes of Stock

                 In reaching our conclusion that Allied REIT should satisfy the requirements of section 856(a), we have considered the fact that there is no statutory or regulatory authority specifically authorizing a REIT's use of multiple classes of stock. We do not believe, however, that the use of multiple classes of stock is in any way inconsistent with the rules relating to REITs. In that regard, we note that the IRS has ruled that the use of two different classes of stock by an unincorporated trust will not prevent such trust from qualifying as a REIT. See Rev. Rul. 71-405, 1971-2 C.B. 263 (income shares and capital shares); Rev. Rul. 69-610, 1969-2 C.B. 149 (preference shares and common shares). Therefore, we believe that Allied REIT's use of common stock and preferred stock should not cause Allied REIT to fail to qualify as a REIT under section 856.

                 3.       Income Tests

                 To qualify as a REIT, Allied REIT must satisfy two tests regarding the sources and nature of its income. First, pursuant to section 856(c)(3), at least 75 percent of Allied REIT's annual gross income must be derived from interest on obligations secured by mortgages on real property or on interests in real property, gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property), and qualified temporary investment income or other specified income sources (the "75 Percent Income Test"). Qualified temporary investment income is defined under section 856(c)(6)(D) as income that is (i) attributable to stock or a debt instrument, (ii) attributable to the temporary investment of new capital (i.e., amounts received by a REIT in exchange for its stock or debt),

September 25, 1997
Page 41



and (iii) received or accrued during the 1-year period beginning on the date the REIT receives such capital. Second, pursuant to section 856(c)(2), at least 95 percent of Allied REIT's annual gross income must, in relevant part, be derived from dividends or interest from any source, qualify under certain portions of the 75 Percent Income Test, or be derived from other specified income sources (the "95 Percent Income Test"). Pursuant to section 856(f), for purposes of the 75 Percent Income Test and the 95 Percent Income Test, the term "interest" generally does not include amounts that depend in whole or in part on the income of any person.

                 It has been represented to us that Allied REIT will derive 75 percent and 95 percent of its gross income from the requisite sources. Accordingly, we believe that Allied REIT should satisfy both the 75 Percent Income Test and the 95 Percent Income Test.

                 4.       Asset Tests

                 To qualify as a REIT, in addition to satisfying the structural and organizational requirements and income tests discussed above, Allied REIT must also satisfy certain tests relating to the composition of its assets. Pursuant to section 856(c)(5), on the last day of each quarter of Allied REIT's taxable year, (i) at least 75 percent of the value of the total assets of Allied REIT must consist of real estate assets, cash, and cash items (including receivables), and government securities, and (ii) not more than 25 percent of the value of Allied REIT's total assets may be represented by securities (other than government securities). The term "real estate assets" means real property (including interests in real property and interests in mortgages on real property) and includes any property attributable to the temporary investment of new capital,

September 25, 1997
Page 42



but only if such property is stock or a debt instrument, and only for the 1-year period beginning on the date the REIT receives such new capital.
Section 856(c)(6)(B).

                 As a result of the formation of Allied REIT, Allied REIT's principal assets will be the Transferred Assets. Based on the representations made to us, those assets should qualify as real estate assets within the meaning of section 856(c)(6)(B). Accordingly, Allied REIT should satisfy the asset tests under section 856(c)(5).

                 5.       Distribution Requirement

                          a.      Generally

                 To maintain its REIT status, Allied REIT will be required to distribute 95 percent of its REIT taxable income (determined without regard to the dividends paid deduction and excluding any net capital gain). Section 857(a). We understand that it is anticipated that Allied REIT will distribute to its shareholders approximately 100 percent (and in no event less than 95 percent) of its REIT taxable income each year. Assuming such distributions are made, Allied REIT should satisfy the distribution requirement under section 857(a).

                          b.      Eligibility for Dividends Paid Deduction

                 Although technically unrelated to the REIT distribution requirements, we have also considered whether amounts distributed by Allied REIT to its shareholders will be eligible for the dividends-paid deduction allowed to a REIT under section 857(b)(2)(B) (assuming that

September 25, 1997
Page 43



such dividends are not attributable to "net income from foreclosure property" within the meaning of section 856(b)(2)(D)).

                 The dividends-paid deduction is allowed under section 561, subject to the rules set forth in section 562. Section 857(b)(2)(B). Section 562(a) defines the term dividend, subject to certain exceptions, by reference to section 316. Section 316 defines the term "dividend" as any distribution of property (including cash) made by a corporation to its shareholders out of its current and accumulated e&p. Section 562(c) provides that for a distribution to be treated as a dividend for purposes of the dividends-paid deduction, the distribution of which such dividend is a part must be:

                 pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference.(16)

Section 562(c). Treas. Reg. Section 1.562-2(a) indicates that, as between classes of stock, the determination of whether a "preferential" distribution has been made is determined by reference to the rights inherent in the stock, such that "[a] preference exists if any rights to preference inherent in any class of stock are violated."

                 Because the distribution preferences and entitlements of the Allied REIT common and preferred stock will be specified in its articles of incorporation, distributions made in accordance with such preferences and entitlements should not result in the recipient class





----------------------------------
     (16)See PLR 9028043 (Apr. 10, 1990) (three separate "series" of preferred stock with significant economic similarities were separate classes for purposes of section 562(c)); PLR 8921067 (Feb. 28, 1989).

September 25, 1997
Page 44



receiving "more or less than the amount to which it is entitled as compared with any other class of stock," as determined by Allied REIT's articles of incorporation. Treas. Reg. Section 1.562-2(a). Therefore, we believe that dividends paid pro rata to all holders of Allied REIT common or preferred stock, as the case may be, in accordance with the dividend rights set forth with respect to such class in Allied REIT's articles of incorporation should not be considered to be "preferen[tial]" within the meaning of section 562(c) and should, therefore, qualify for the dividends-paid deduction of section 857(b)(2)(B) (assuming that such dividends are not attributable to "net income from foreclosure property" within the meaning of section 856(b)(2)(D)).

                 6.       "Successor Rule"

                 We have also considered whether the fact that the Transferred Assets will previously have been held by Commercial could implicate the so-called "successor rule" of section 856(g)(3). Section 856(g)(3) provides that, subject to certain exceptions, if a corporation's election to be treated as a REIT has been terminated or revoked, such corporation and any "successor corporation" is not eligible to make an election to be treated as a REIT for any taxable year prior to the fifth taxable year beginning after the first taxable year for which such termination or revocation is effective.

                 A corporation is a "successor corporation" within the meaning of section 856(g)(3) if it "meets both a continuity of ownership requirement and a continuity of asset requirement with respect to the corporation . . .
whose election has been terminated . . . or revoked. . . ."   Treas. Reg.
Section 1.856-8(c)(2).  A corporation meets the continuity of ownership

September 25, 1997
Page 45



requirement only if, at any time during the taxable year, the persons who own, directly or indirectly, 50 percent or more in value of the outstanding shares of the corporation owned, at any time during the first taxable year for which the termination or revocation was effective, 50 percent or more in value of the outstanding shares of the corporation whose election was terminated or revoked. Id. A corporation meets the continuity of assets requirement only if either
(i) a substantial portion of its assets were the assets of the corporation whose election was revoked or terminated or (ii) it acquires a substantial portion of the assets of the corporation whose election was terminated or revoked. Id.

                 If Allied REIT were considered the successor to Commercial, section 856(g)(3) could be interpreted as precluding Allied REIT from electing
to be treated as a REIT.(17)   It has been represented to us, however, that
persons who will own, directly or indirectly (including, for this purpose, shareholders of ACC after the Mergers), 50 percent or more in value of the outstanding shares of Allied REIT will not have owned, at any time, 50 percent or more in value of the outstanding shares of Commercial. Therefore, Allied REIT should not be treated as a





----------------------------------
     (17)We note that it is not at all clear that section 856(g)(3) was intended to apply to transactions like the merger of Commercial into ACC and the formation of Allied REIT. Section 856(g)(3) was enacted because Congress believed that, "since the net operating loss deduction and the alternative tax with respect to capital gains have been made available to REITs, taxpayers should not intentionally switch between REIT and regular corporate status." S. Rep. 94-938, 94th Cong., 2d Sess. 478 (1976). There is no indication that Congress intended section 856(g)(3) to preclude one REIT from transferring its assets to another REIT merely because the transferring REIT does not survive the transaction and the shareholders of the transferring REIT own more than 50 percent of the surviving REIT. (Indeed, if section 856(g)(3) would apply to such a transaction, merely "reversing" the direction of the transaction would avoid section 856(g)(3). It seems unlikely that Congress intended such a result.) See PLR 8617091 (Jan. 29, 1986).

September 25, 1997
Page 46



successor to Commercial, and the provisions of section 856(g)(3) should not prevent Commercial from electing to be treated as a REIT.

III.     Mergers of ALCC Holdings and ALCC Equity into Allied H/E LLC

                 ALCC Holdings and ALCC Acceptance are both qualified REIT subsidiaries and are, as a result, disregarded for federal income tax purposes as entities separate from Commercial. Section 856(i). Similarly, ALCC H/E LLC will be disregarded for federal income tax purposes as an entity separate from Commercial. Treas. Reg. Section 301.7701-2(b)(1)(ii). Although we are not aware of any authority addressing the issue, we believe that where the same taxpayer owns two non-entities and those non-entities merge, the merger should not be treated as an event for federal income tax purposes and should not result in any federal income tax consequences. Accordingly, we believe that the mergers of ALCC Holdings and ALCC Acceptance into ALCC H/E LLC should not be treated has an event for federal income tax purposes and should not have any federal income tax consequences.(18)




----------------------------------
     (18)Transactions involving single-member limited liability companies that are disregarded for federal income tax purposes are relatively novel. (This can best be explained by the fact that before the promulgation of the so-called "check-the-box" entity classification regulations of Treas. Reg. Sections 301.7701-1, -2, and -3 there was some doubt regarding the proper federal income tax classification of single-member noncorporate entities.) There is, however, some authority addressing transactions involving qualified REIT subsidiaries, which are also disregarded for federal income tax purposes, that lends indirect support to our conclusion. See PLR 9409035 (Dec. 7, 1995) (merger of partnership into qualified REIT subsidiary treated as merger into REIT); PLR 8903074 (Oct. 26, 1988) (merger of corporation into qualified REIT subsidiary treated as a merger into REIT).

September 25, 1997
Page 47



IV.      Merger of ALCC Acceptance into ALCC Acceptance LLC

                 For the reasons set forth in Part III, above, with respect to the mergers of ALCC Holdings and ALCC Equity into ALCC H/E LLC, we believe that the merger of ALCC Acceptance into ALCC Acceptance LLC should not be treated as an event for federal income tax purposes and should not have any federal income tax consequences.

V.       The SubMergers

                 Credit and Development will each merge into their parent corporations, ACC and Allied Capital, respectively, with each SubMerging Parent surviving such mergers. As is discussed below, we believe that each of the SubMergers will be treated for federal income tax purposes as a liquidation within the meaning of section 332(a). Treas. Reg. Section 1.332-1(d).(19)

         A.      Section 332

                 Section 332(a) provides that no gain or loss shall be recognized on the receipt by a corporation of property distributed in complete liquidation of another corporation. For section 332(a) to apply, the corporation receiving such property must own the stock of the liquidating corporation that meets the requirements of section 1504(a)(2) on the date of the adoption of the plan of liquidation and at all times until it receives the property in liquidation.(20) Section





----------------------------------

     (19)We believe that the SubMergers should also constitute tax-free reorganizations under section 368(a)(1)(A). If, however, a transaction constitutes both a reorganization and a liquidation, the transaction is treated as a liquidation for federal income tax purposes. Treas. Reg. Section 1.332-2(d) and -2(e); see PLR 9651025 (Sept. 19, 1996); PLR 9650030 (Sept. 17,
1996); PLR 9649040 (Sept. 10, 1996).

     (20)Section 1504(a)(2) requires the recipient corporation to own stock in the liquidating corporation that (1) possesses at least 80 percent of the total voting power of the stock of such
                                                                  (continued...)

September 25, 1997
Page 48



332(b)(1). In addition, the liquidating distribution generally must occur within the taxable year during which the plan of liquidation was adopted.
Section 332(b)(2).

                 In our opinion, the SubMergers will satisfy the requirements of section 332. First, each SubMerging Parent has owned all of the stock of its SubMerging Corporation for the entire existence of such corporation and will continue to do so through the completion of the respective SubMerger. Therefore, the stock ownership requirement will be satisfied. Second, each SubMerger Agreement specifically provides that it is intended to constitute a plan of complete liquidation within the meaning of section 332. Therefore, the requirement that the liquidation occur pursuant to a plan of liquidation will be satisfied. Third, each SubMerger will occur within the taxable year in which the merger agreement was adopted, satisfying the provisions of section 332(b)(2).

         B.      Section 337

                 Because section 332 will apply to the SubMergers, and each SubMerging Parent is the only transferee of the assets of its respective SubMerging Corporation, neither SubMerging Corporation will recognize gain or loss upon its SubMerger. Section 337(a).

         C.      Ancillary Opinions

                 Our opinions numbered 14 through 16 are based on specific provisions of the Code, the application of which follows directly from the qualification of the SubMergers under section 332(a).


--------------------------

     (20)(...continued)
corporation and (2) has at least 80 percent of the total value of the stock of such corporation (except certain nonvoting stock that is limited and preferred as to dividends).

September 25, 1997
Page 49



VI.      The Property Merger

         A.      Section 332

                 In our opinion, the merger of Property into Allied Property LLC should be treated as a complete liquidation and should satisfy the requirements of section 332. First, Advisers has owned all of the stock of Property for Property's entire existence and will continue to do so through the completion of the Property Merger. Therefore, the stock ownership requirement should be satisfied. Second, the merger agreement between Property and Allied Property LLC specifically provides that it is intended to constitute a plan of complete liquidation within the meaning of section 332. Therefore, the requirement that the liquidation occur pursuant to a plan of liquidation should be satisfied. Third, the merger will occur within the taxable year in which such merger agreement was adopted, satisfying the provisions of section 332(b)(2).

                 In reaching our conclusion, we have considered the fact that the liquidation will be effected by merging Property into Allied Property LLC, a single member LLC that will be disregarded for federal income tax purposes. For the reasons set forth in Part III above, we believe that the merger of Property into Allied Property LLC should be treated as if Property liquidated and transferred its assets directly to Advisers in exchange for all of Adviser's stock in Property.

         B.      Section 337

                 Because section 332 should apply to the Property Merger and Advisers is the only transferee of the assets of Property, Property should not recognize gain or loss upon its merger into Allied Property LLC. Section 337(a).

September 25, 1997
Page 50



         C.      Ancillary Opinions

                 Our opinions numbered 20 through 22 are based on specific provisions of the Code, the application of which follows directly from the qualification of the transfer under section 332(a).

VII.     The Mergers

         A.      Qualification Under Section 368(a)(1)(A)

                 To qualify as a reorganization under section 368(a)(1)(A), the transaction literally must only be a merger or consolidation effected pursuant to the corporation laws of the United States or a state or territory or the District of Columbia. Section 368(a)(1)(A); Treas. Reg. Section 1.368-2(b)(1). Notwithstanding this seemingly broad language, there are additional judicial and judicially-inspired regulatory requirements for a merger or consolidation to constitute a "reorganization." Specifically, the reorganization must be "required by business exigencies" (i.e., there must be a business purpose for the transaction). Treas. Reg. Section 1.368-1(b); Treas. Reg. Section 1.368-1(c). In addition, the reorganization provisions "are inapplicable unless there is a plan of reorganization." Treas. Reg. Section 1.368-1(c). Moreover, both continuity of business enterprise and continuity of shareholder interest are required. Treas. Reg. Section 1.368-1(b).(21) Continuity of business enterprise generally will be satisfied if the acquiring corporation either (i) continues the merging corporation's historic business or (ii) uses a significant portion of the merging





----------------------------------
     (21)We note that Prop. Treas. Reg. Section 1.368-1(b), which would modify the existing continuity regulations, provides that the existing regulations will be effective until the new regulations are finalized. Even if the proposed regulations were finalized before the effective date of the Mergers, however, our opinion would not be changed, provided that such regulations are finalized in the form in which they have been proposed.

September 25, 1997
Page 51



corporation's assets in a business. Treas. Reg. Section 1.368-1(d)(2). For this purpose, the acquiring corporation generally will be found to use a significant portion of the acquired corporation's assets if the acquiring corporation uses at least one-third of such assets in its business. Treas. Reg. Section 1.368-1(d)(5) Example 1. Continuity of shareholder interest generally will be satisfied if a substantial portion of the consideration paid by the acquiring corporation constitutes equity in such corporation; for this purpose, a "substantial portion" may be as little as 38 percent of the total consideration paid. See John A. Nelson Co. v. Commissioner, 296 U.S. 374
(1935) (continuity found where stock represented only 38 percent of total consideration); Rev. Rul. 66-224, 1966-2 C.B. 114 (50 percent equity continuity of interest, by value, was adequate); Rev. Proc. 86-42, 1986-2 C.B. 722 (50 percent stock consideration required for ruling); Rev. Proc. 77-37, 1977-2 C.B. 568 (same).

                 We believe that each of the Mergers will satisfy all of the requirements for a tax-free reorganization under section 368(a)(1)(A). First, we understand that each Merger will be a valid merger under the corporation laws of the State of Maryland, satisfying the literal provisions of the Code. Second, we believe that eliminating administrative burdens, improving access to capital markets, enhancing the ability to attract and retain qualified employees, and achieving the other business purposes described above constitute valid business purposes. See Laure v. Commissioner, 653 F.2d 253 (6th Cir.
1981), rev'g 70 T.C. 1087 (1978). Third, the Merger Agreement addresses the business consequences of the Mergers and specifically states that it is intended to constitute a "plan of reorganization." Fourth, it has been represented to us that ACC will continue the historic business of each of the Merging Corporations and will use the assets of

September 25, 1997
Page 52



the Merging Corporations in its business, unless and until those assets are disposed of (i) in the ordinary course of ACC's business, (ii) as may be necessary for ACC to maintain its status as a RIC, or (iii) in transfers described in section 368(a)(2)(C), as is discussed in Part VII.F.1., below. Therefore, each of the Mergers will satisfy the continuity of business enterprise requirement. Fifth, the only consideration that will be exchanged in the Mergers is ACC voting stock. Thus, the requirement that there be continuity of shareholder interest will be satisfied.

                 In reaching this conclusion we have considered whether the post-Merger transfer to Allied REIT of the Transferred Assets (which will constitute a substantial percentage, but not all, of the assets transferred by Commercial to ACC in the Merger) could cause the Merger of Commercial into ACC to fail the continuity of business enterprise requirement. For a number of reasons, we have concluded that it should not. First, ACC will continue the business formerly conducted by Commercial. See Treas. Reg. Section 1.368-1(d)(3); see also Prop. Treas. Reg. Section 1.368-1(d)(5). Second, ACC will retain a meaningful percentage of the assets received from Commercial.
See Treas. Reg. Section 1.368-1(d)(4). Third, the IRS has ruled that, where the acquiring corporation in a merger contributes to a wholly owned subsidiary all of the assets received in the merger, the continuity of business enterprise rule will not prevent the merger from qualifying under sections 368(a)(1)(A) and (a)(2)(C). Rev. Rul. 81-247, 1981-2 C.B. 87. Although the subsidiary in Rev. Rul. 81-247 was wholly owned, the ruling explicitly noted that revenue rulings on which the ruling relied were consistent with "the legislative intent of section 368(a)(2)(C), which permits transactions to qualify as reorganizations within the meaning of section 368(a)(1)(A) and 368(a)(1)(C) whether any of the assets received by the acquiring

September 25, 1997
Page 53



corporation are transferred to corporations it controls."   Moreover, Rev. Rul.
81-247 specifically held that the transactions discussed therein qualified under sections 368(a)(1)(A) and (a)(2)(C) because the assets received in the merger remained with the acquiring corporation "or corporations directly controlled by" it. See also Rev. Rul. 68-261, 1968-1 C.B. 147; Rev. Rul. 64-73, 1964-1 (Part I) C.B. 142.

         B.      Nonrecognition by Merging Corporations

                 Section 361 generally provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan or reorganization, solely for stock or securities in another corporation a party to the reorganization.

                 Section 368(b) provides that the term "a party to a reorganization" includes (i) a corporation resulting from a reorganization and
(ii) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

                 Each of the Merging Corporations is "a party to a reorganization" with respect to its Merger, as is ACC with respect to each Merger. Accordingly, subject to the discussion at VII.F.3. below, no Merging Corporation will recognize gain or loss when it transfers its assets to ACC in the Mergers solely in exchange for common stock of ACC.

         C.      Nonrecognition by Shareholders of Merging Corporations

                 Section 354(a)(1) generally provides that no gain or loss shall be recognized if stock or securities in a corporation are, in pursuance of a plan of reorganization, exchanged

September 25, 1997
Page 54



solely for stock in such corporation or in another corporation a party to the reorganization.

                 Because, as was noted above, each Combining Corporation is "a party to a reorganization," the exchange of ACC stock for the stock of each of the Merging Corporations will qualify for nonrecognition under section 354.

         D.       Nonrecognition by ACC

                 Section 1032(a) provides in relevant part that no gain or loss will be recognized by a corporation on its receipt of money or other property in exchange for stock of such corporation. Since ACC will issue its stock in the Mergers in exchange for the assets of the Merging Corporations (and such assets are "property" for purposes of this provision) ACC will not recognize gain or loss upon the issuance of its stock in exchange for assets of the Merging Corporations. Section 1032(a).

         E.      Ancillary Opinions

                 Our opinions numbered 27 through 31 are based on specific provisions of the Code, the application of which follows directly from the qualification of the Mergers as reorganizations under section 368(a)(1)(A).


         F.      Other Issues Considered

                 1.       Effect of Post-Merger Asset Transfer to Allied REIT

                 In reaching our conclusion regarding the qualification of the Merger of Commercial into ACC, we have considered the fact that, following that Merger, ACC will contribute the Transferred Assets to Allied REIT. Section 368(a)(2)(C) provides that a transaction that qualifies under section 368(a)(1)(A) "shall not be disqualified by reason of the

September 25, 1997
Page 55



fact that part or all of the assets . . . which were acquired in the transaction are transferred to a corporation controlled by the corporation acquiring such . . . assets." We believe that section 368(a)(2)(C) will prevent the contribution of the Transferred Assets to Allied REIT immediately after the Merger from jeopardizing the Merger of Commercial into ACC.

                 2.       Section 368(a)(2)(F)

                 We also have considered whether section 368(a)(2)(F) will be applicable to the Mergers. Section 368(a)(2)(F) provides that if, immediately before a reorganization, two or more parties to the reorganization were investment companies, then the transaction will not be considered to be a reorganization with respect to any such investment company (and its shareholders) unless such investment company was a RIC, a REIT, or a corporation that meets certain diversification requirements. The term "investment company" means a RIC, a REIT, or a corporation 50 percent or more the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. Section 368(a)(2)(F)(ii). It has been represented to us that (i) Allied I, Allied II, and ACC are all RICs, (ii) Commercial is a REIT, and (iii) Advisers is not an investment company within the meaning of section 368(a)(2)(F)(iii) and (iv). Therefore, section 368(a)(2)(F) will be inapplicable to the Mergers.

                 3.       Notice 88-19

                 In 1988, the Treasury Department issued Notice 88-19.(22) In Notice 88-19, the Treasury Department announced its intention to issue regulations under section 337(d) that,





----------------------------------
     (22)1988-1 C.B. 486.

September 25, 1997
Page 56



                 [i]n the case of a C corporation that transfers property to a RIC or REIT in a carryover basis transaction, the regulations will require the transferor C corporation to recognize any net built-in gain that would have been realized if the corporation had liquidated on the day before the date of the transfer.

The Notice also provided that

                 [t]he regulations will permit the transferee RIC or REIT to elect, in lieu of the treatment described above, to be subject to rules similar to the rules of section 1374 of the Code . . . . The built-in gains of electing RICs and REITs, and the corporate-level tax imposed on such gains, will be subject to rules similar to the rules relating to net income from foreclosure property of REITs.

No regulations have been issued pursuant to Notice 88-19.

                 Because Advisers is a C corporation, the Merger of Advisers into ACC implicates Notice 88-19. ACC has represented to us that ACC will make an election pursuant to Notice 88-19 that it will attach to its tax return for the year in which the Mergers occur. That election will be in substantially the following form:

                 Allied Capital Corporation hereby elects to be subject to rules similar to the rules of section 1374 of the Code with respect to assets acquired from Allied Advisers, Inc. in connection with a reorganization completed on [December 31, 1997]. This election is filed pursuant to Notice 88-19, 1988-1 C.B. 486.(23)

Such an election procedure has been sanctioned by numerous private letter rulings. See, e.g., PLR 9718006 (Jan. 17, 1997); PLR 9717036 (Jan. 28, 1997);
PLR 9330002 (Apr. 13, 1993); PLR 9043040 (July 31, 1990).  The election language set forth above is drawn from PLR 9043040.





----------------------------------
        (23)The statement making the election will also include the relevant tax year, as well as ACC's name, address, and taxpayer identification number.

September 25, 1997
Page 57



                 If ACC makes the election (in the form and manner) described above, Advisers should not be required to recognize the built-in gain inherent in its assets solely as a result of the Merger; rather, ACC should be subject to rules similar to the rules of section 1374 with respect to such assets.(24)

         G.      Collateral Consequences of Mergers -- Partnership Terminations

                 Section 708(b)(1)(B) provides that a partnership terminates if, in any 12-month period, there is a sale or exchange of 50 percent or more of the capital and profits interests in the partnership. Section 761(e) provides that the distribution of a partnership interest by a corporation is a sale or exchange. Similarly, the IRS takes the position that the contribution of a partnership interest to a corporation constitutes a sale or exchange.
Rev. Rul. 81-38, 1981-1 C.B. 386. The IRS also takes the position that, in connection with corporate mergers, a partnership interest transferred from the acquired corporation to the surviving corporation is treated as sold or exchanged for purposes of section 708(b)(1)(B), unless the merger qualifies under section 368(a)(1)(F). Rev. Rul. 87-110, 1987-2 C.B. 159; GCM 39673 (Oct.
23, 1987); PLR 8643062 (July 31, 1986).

                 The consequences of a termination under section 708(b)(1)(B) are relatively insignificant for a partnership that does not hold material amounts of depreciable property. The more notable consequences are as follows:
(i) the partnership's taxable year closes (section 706(c)(1); Treas. Reg.
Section 1.708-1(b)(1)(iii)); (ii) all partnership elections are terminated (see Rev.





----------------------------------
     (24)We have also considered whether the Notice could be implicated by the Merger of Commercial into ACC. Because both of those corporations are Subchapter M corporations, we do not believe the concerns raised by the Notice are present.

September 25, 1997
Page 58



Rul. 88-42, 1986-1 C.B. 265); and (iii) depreciation will begin anew (section 168(i)(7) (flush language)).

                 At the time of the Mergers, Commercial will own, through ALCC Acceptance LLC, more than 50 percent of the profits and capital interests in Funding I. In the Mergers, Commercial should be treated, for purposes of section 708(b)(1)(B), as selling or exchanging its entire interest in Funding I,(25) causing Funding I to terminate under section 708(b)(1)(B). Similarly, at the time of the Mergers, Commercial will own more than 50 percent of the profits and capital interests in Allied Mortgage. In the Mergers, Commercial should be treated, for purposes of section 708(b)(1)(B), as selling or exchanging its entire interest in Allied Mortgage, causing Allied Mortgage to terminate under that section.

VIII.    Post-Merger Dividend Payment

                 Section 852(a)(2) provides that a corporation will qualify as a RIC in any taxable year only if either (i) the corporation was a RIC for its entire existence (the "Entire Existence Test") or (ii) as of the close of each taxable year, the corporation has no subchapter C e&p (the "e&p Test"). A corporation will satisfy the Entire Existence Test only if both it and each corporation to whose e&p the RIC has succeeded by the operation of section 381 were RICs for their entire existences. Treas. Reg. Section 1.852-12(a)(1). Similarly, whether a corporation satisfies the e&p Test is determined by taking into account e&p to which the corporation has succeeded by operation of section
381.  Treas. Reg. Section 1.852-12(b)(1).





----------------------------------
     (25)Because ALCC Acceptance LLC should be disregarded for federal income tax purposes, Commercial should be treated for this purpose as owning ALCC Acceptance LLC's interests in Funding I.

September 25, 1997
Page 59



                 If a corporation merges into another corporation in a merger that qualifies under section 368(a)(1)(A), the surviving corporation succeeds to the e&p of the merging corporation as of the close of the merger date. Sections 381(a)(2) and (c)(2)(A).

                 Section 852(b)(7) provides that if (i) a RIC declares a dividend in October, November, or December of any calendar year that is payable to shareholders of record on a specified date in such a month, and (ii) the RIC actually pays the dividend during the January following such calendar year, the dividend will be deemed to have been received by each shareholder and paid by the RIC on December 31 of such calendar year.

                 After the Mergers, ACC will not satisfy the Entire Existence Test because ACC will succeed to Advisers' e&p and Commercial's e&p,(26) and neither Advisers nor Commercial is a RIC. Accordingly, to satisfy the provisions of section 852(a)(2), ACC must satisfy the e&p Test.

                 ACC will be able to satisfy the e&p Test only by ensuring that it has no non-RIC e&p as of the close of its taxable year. Toward that end, ACC has represented to us that, in December 1997, ACC will declare a dividend payable to its shareholders of record as of the close of business on December 31, 1997 (following the Mergers) in an amount equal to the current and accumulated e&p of ACC, including all e&p to which ACC will succeed in the Mergers (without regard to any deficits to which ACC will succeed in the Mergers). ACC has represented to us that it will pay this dividend not later than January 31, 1998. In that event,





----------------------------------
     (26)We have engaged Arthur Andersen LLP ("AA") to assist us in determining the e&p of each of the parties to the Mergers. Based on AA's e&p study, we believe that Commercial has no current or accumulated e&p.

September 25, 1997
Page 60



under the provisions of section 852(b)(7), the dividend should be treated as having been paid on December 31, 1997. As a result, ACC should not have any current or accumulated e&p as of the end of its 1997 taxable year, thereby satisfying the provisions of section 852(a)(2). See section 312(a)(1).(27)

IX.      Financial Merger

                 To qualify as a reorganization under section 368(a)(1)(D), a corporation (the "target corporation") must transfer assets to another corporation (the "acquiring corporation") that the target corporation or one or more of its shareholders controls and, in pursuance of a plan of reorganization, the stock or securities of the acquiring corporation must be distributed in a transaction that qualifies under section 354. In addition, just as with other types of reorganizations under section 368(a), to qualify as a "D" reorganization, the transaction must be undertaken for valid business reasons and must satisfy the continuity of business enterprise and continuity of shareholder interest requirements, as was discussed above in Part VII.A.

                 Section 368(a)(2)(H) provides that, for purposes of section 368(a)(1)(D), the term control has the meaning given to such term by section 304(c). Under section 304(c), control means ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote or at least 50 percent of the total value of shares of all classes





----------------------------------


     (27)For purposes of the e&p Test, the entire dividend which ACC pays to the transfer agent as paying agent should qualify as having been paid by ACC, even though the transfer agent may not distribute all of the dividend to the individual shareholders by January 31, 1998, since no part of the dividend can return to ACC but instead will escheat to the State of Maryland if each shareholder entitled to part of the dividend does not surrender his or her shares within the applicable statutory period. See Rev. Rul. 72-410, 1972-2 C.B. 412; Rev. Rul. 65-89, 1965-1 C.B. 265.

September 25, 1997
Page 61



of stock. For purposes of determining control under section 304(c), the constructive ownership rules of section 318(a) apply with certain modifications.

                 Section 354(a)(1) generally provides that no gain or loss shall be recognized if stock or securities in a corporation are, in pursuance of a plan of reorganization, exchanged solely for stock in such corporation or in another corporation a party to the reorganization.

                 Section 354(b)(1) provides that the general rule in section 354(a) only applies to an exchange pursuant to a plan of reorganization under section 368(a)(1)(D) if (A) the acquiring corporation acquires substantially all of the assets of the target corporation and (B) the stock, securities and other properties received by the target corporation, as well as the other properties of such corporation, are distributed in pursuance of the plan of reorganization.

                 We believe that the Financial Merger should satisfy each of the requirements of, and should constitute a reorganization under, section 368(a)(1)(D).(28) First, Financial I and Financial II are parties to a reorganization under section 368(b) because the Financial Merger should result in the acquisition of assets and liabilities of Financial II by Financial I.
Section 368(b)(2). Second, as part of the Financial Merger, Financial I will acquire all the assets of Financial II in exchange for deemed Financial I stock, satisfying section 354(b)(1)(A).(29) (We believe that the nominal consideration of five cents paid by Financial I to the sole shareholder of Financial II solely to





----------------------------------
     (28)We believe that the Financial Merger should also constitute a tax-free reorganization under section 368(a)(1)(A). The IRS takes the position that if a transaction constitutes both a "D" and an "A" reorganization, the transaction must satisfy the more stringent requirements applicable to "D" reorganizations. Rev. Rul. 75-161, 1975-1 C.B. 114.

     (29)See Lessinger v. Commissioner, 872 F.2d 519, 522 (2d Cir. 1989); Rev. Rul. 64-155, 1964-1 C.B. 138; TAM 8402001 (Aug. 16, 1983).

September 25, 1997
Page 62



comply with the requirements of Maryland corporate law should be disregarded for federal income tax purposes.) Third, because ACC owns all the voting stock of Financial I (the SBA owns only nonvoting preferred stock), the "control" requirement should be satisfied. Fourth, Financial II will distribute the deemed Financial I stock to ACC in exchange for Financial II stock as required by section 354(a) and (b)(1)(B). Fifth, we understand that the Financial Merger will be undertaken for valid business reasons (viz., to reduce operational redundancies). Sixth, because Financial I will acquire all of Financial II's assets and will continue Financial II's business, the continuity of business enterprise requirement should be satisfied. Finally, because there will be no actual consideration paid in the Financial Merger (which is properly treated as resulting in the deemed issuance of stock), the continuity of shareholder interest requirement should be satisfied.

                 In reaching this conclusion, we have considered the effect on the continuity of shareholder interest requirement of the fact that ACC will have recently acquired its Financial II stock as a result of the Merger and have concluded that it does not affect our conclusion. See PLR 9240026 (July 6, 1992); PLR 9253037 (Oct. 5, 1992).

                 Our opinions numbered 36 through 42 are based on specific provisions of the Code, the application of which follows directly from the qualification of the Financial Merger under section 368(a)(1)(D).

September 25, 1997
Page 63



X.       Investment Merger

                 We believe that the Investment Merger should also satisfy each of the requirements of, and should constitute a reorganization under, section 368(a)(1)(D).(30) First, Investment I and Investment II are parties to a reorganization under section 368(b) because the Investment Merger should result in the acquisition of assets and liabilities of Investment II by Investment I. Second, as part of the Investment Merger, Investment I will acquire all the assets of Investment II in exchange for deemed Investment I stock, satisfying section 354(b)(1)(A). (We believe that the nominal consideration of five cents paid by Investment I to the sole shareholder of Investment II solely to comply with the requirements of Maryland corporate law should be disregarded for federal income tax purposes.) Third, because ACC owns all the stock of Investment I, the "control" requirement should be satisfied. Fourth, Investment II will distribute the deemed Investment I stock to ACC in exchange for Investment II stock as required by section 354(a) and (b)(1)(B). Fifth, we understand that the Investment Merger will be undertaken for valid business reasons (viz., to reduce operational redundancies). Sixth, because Investment I will acquire all of Investment II's assets and will continue Investment II's business, the continuity of business enterprise requirement should be satisfied. Finally, because there will be no actual consideration paid in the Investment Merger (which is properly treated as resulting in the deemed issuance of stock), the continuity of shareholder interest requirement should be satisfied.





----------------------------------
     (30)We believe that the Investment Merger should also constitute a tax-free reorganization under section 368(a)(1)(A). See note 28, supra.

September 25, 1997
Page 64



                 Our opinions numbered 45 through 51 are based on specific provisions of the Code, the application of which follows directly from the qualification of the Investment Merger under section 368(a)(1)(D).

XI.      Post-Merger RIC Status of ACC

                 ACC has represented to us that it has elected to be treated, and has qualified, as a RIC for each of its taxable years since its formation. To continue to qualify as a RIC, ACC must (i) at all times during the taxable year either be registered under the Investment Company Act of 1940, as amended, or have in effect an election under such Act to be treated as a business development company, (ii) derive at least 90 percent of its gross income from the sources identified in section 851(b)(2), (iii) satisfy the so-called "short-short test" of section 851(b)(3),(31) (iv) meet the asset diversification tests of section 851(b)(4), and (v) distribute annually to its shareholders not less than the amount required by section 852(a)(1).

                 Provided that ACC satisfies the requirements set forth in the immediately preceding paragraph and based on the accuracy of (i) the facts set forth herein and (ii) the representations made to us in connection with this opinion letter (and our examination of certain





----------------------------------
    (31)The short-short test was repealed, effective for taxable years beginning after August 5, 1997. Pub. L. 105-34 Section 1271. Therefore, ACC must satisfy such test for its taxable year ending December 31, 1997, but need not do so thereafter.

September 25, 1997
Page 65



agreements and documents referenced herein), we believe that ACC should continue to be eligible to be treated as a RIC.

                               *       *       *

                 Our opinion reflects our interpretation of the provisions of the Code as in effect as of the date hereof, judicial decisions, published and private rulings issued by the IRS, and notices issued by the IRS and the Treasury Department. In forming our opinions with respect to the matters discussed herein, no rulings have been sought from the IRS. Unlike rulings from the IRS, opinions of counsel are not binding on the IRS. We cannot predict what the IRS may claim or what the courts will determine that may affect the matters discussed herein. We cannot predict what the IRS and Treasury may provide in regulations and rulings to be issued or how Congress will change the tax laws (including those with retroactive effect) that may affect the matters discussed herein. We have made no independent investigation of the facts and assumptions set forth above, but have no reason to believe they are incorrect.

                 We are furnishing this opinion letter at the request of the entities listed on the first page of this letter. This letter is not to be used, circulated, or quoted for any purpose without our written consent, although we consent to its inclusion as an exhibit to the registration statement filed on Securities and Exchange Commission Form N-14 by ACC. We express no opinion on any matter except those set forth in the part of this opinion letter entitled "Opinions." Specifically, we express no opinion on the proper treatment of the distribution by Allied I of its ACC shares, nor do we express any opinion regarding any state, local, foreign, or other tax or

September 25, 1997
Page 66



nontax consequences. In addition, we undertake no obligation to revise or update this letter to reflect changes in law after the date of this letter.



                                Sincerely yours,



                                SUTHERLAND, ASBILL & BRENNAN LLP


                                /s/ MICHAEL R. MILES
                                -------------------------------------------
                                Michael R. Miles


                                /s/ NOEL P. BROCK
                                -------------------------------------------
                                Noel P. Brock